UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1.  Name and Address of Reporting
Person
       VERNON J. JAMESON
       425 E. LANCASTER AVENUE
       DOWNINGTOWN, PA 19335
2.  Issuer Name and Ticker or Trading Symbol
       DNB FINANCIAL CORPORATION
       DNBF
3.  I.R.S. Identification Number of Reporting Person, if an entity (voluntary)
       ###-##-####
4.  Statement for Month/Year
       JUNE 2002
5.  If Amendment, Date of Original (Month/Year)

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
       (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7.  Individual or Joint/Group Filing (Check Applicable Line)
       (X)  Form filed by One Reporting Person
       ( )  Form filed by More than One Reporting Person

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 Table I-- Non Derivative Securities Acquired, Disposed of, or Beneficially Owned
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                                                              4                                             6
                                                          Security Acquired (A) or             5         Owner-
                                                              Disposed of (D)             Amount of      ship
                                                            (Instr. 3, 4 and 5)           Securities     Form:             7
                                    2                    -------------------------------  Beneficially   Direct       Nature of
              1                Transaction       3                        (A)             Owned at End   (D) or       Indirect
Title of Security              Date         Transaction                    or     Price   of Issuer's    Indirect     Beneficial
(Instr. 3)                     (mm/dd/yy)   Code         Amount           (D)             Fiscal Year    (I)          Ownership
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Common Stock- DNBF                                                                              54         D            IRA
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                                                                                             9,949         D
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

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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
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                                                                                                               9       10
                     2                                                                                      Number   Owner-
                Conver-                                                                                     of       ship
                sion                                                                                        Deriv-   of
                or                                5                6                                        ative    Deriv-   11
                Exer-                       Number of     Date                      7                       Secur-   ative   Nature
                cise          3             Derivative    Exercisable and   Title and Amount of          8  ities    Secur-  of
                Price    Trans-             Securities    Expiration Date   Underlying Securities   Price   Bene-    ity:    In-
        1       of       action             Acquired (A)  (Month/Day/Year)  (Instr. 3 and 4)        of      ficially Direct  direct
Title of        Deriv-   Date        4      or Disposed   ----------------  ----------------------- Deriv-  Owned    (D) or  Bene-
Derivative      ative    (Month/   Trans-   of (D)         Date     Expira-               Amount or ative   at End   In-     ficial
Security        Secur-   Day/      action   ------------   Exer-    tion                  Number of Secur-  of       direct  Owner-
(Instr. 3)      ity      Year)     Code     (A)   (D)      cisable  Date     Title        Shares     ity    Year     (I)     ship
--------------- -------  --------- ------- ------------   ----------------  ------------- --------- ------ -------- -------  -------
Stock Option    8.08    6/30/1995  A       1,407         12/31/95  6/30/05  DNB Fin.Corp.  1,407             1,407   D
  to Purchase                                                               Common Stock
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                10.91    6/30/1996  A      1,340         12/31/96  6/30/06          "      1,340             1,340   D
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                15.87    6/30/1997  A      1,470         12/31/97  6/30/07          "      1,470             1,470   D
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                29.00    6/30/1998  A      1,408         12/31/98  6/30/08          "      1,408             1,408   D
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                23.32    6/30/1999  A      1,407         12/31/99  6/30/09          "      1,407             1,407   D
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                12.36    6/30/2000  A      1,406         12/31/00  6/30/10          "      1,406             1,406   D
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                14.95    6/30/2001  A      1,405         12/31/01  6/30/11          "      1,405             1,405   D
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                22.55    6/30/2002  A      1,405         12/31/02  6/30/12          "      1,405             1,405   D
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
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Explanation of Responses:
Signature of Reporting Person
/s/ Bruce E. Moroney for Vernon J. Jameson
DATE
July 10, 2002